Exhibit 10.15

June 13, 2007

Mark Peek

Dear Mark,

I am writing to confirm our understanding with respect to the 433,216 restricted stock units that were granted to you on June 7, 2007 under the VMware 2007 Equity and Incentive Plan (the “RSUs”). These RSUs were granted to you in lieu of the EMC restricted shares that were to be granted to you as described in your March 17. 2007 offer letter. Subject to your continued employment with VMware, Inc. (“VMware”) through June 7, 2010, the RSUs will fully vest on that date. However, if VMware meets or achieves the targets established for the second half of 2007 under the VMware Revenue and Profit Contribution Plan, 1/3 of the RSUs will vest on each of the first three anniversaries of the grant date if you are employed by VMware on the applicable vesting date. In addition, the RSUs will become immediately vested in full if there is a change in control (as defined on Appendix A) and following such change in control (1) your employment is terminated by VMware without Cause (as defined on Appendix A) or (2) you terminate your employment because your duties have been diminished such that you no longer serve as a Chief Financial Officer of a public entity.

Please indicate your agreement with the terms of this letter by a signing a copy of this letter and returning it my attention.

Sincerely,

/s/ Diane Greene
Diane Greene
President diane@vmware.com

ACCEPTED AND AGREED TO this 14 day of June, 2007.

/s/ Mark Peek
Mark Peek

Enclosures:

Duplicate Letter

Appendix A

Mark Peek

March 16, 2007

Page Two

Appendix A

Change in Control

A Change in Control will be deemed to have occurred if:

(i) any Person is or becomes the Beneficial Owner (within the meaning set forth in Rule 13d—3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of VMware, Inc, (the “Company”) representing 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in paragraph (iii);

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board of Directors of the Company (the “Board”) and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then in office who either were directors on June 7, 2007 or whose appointment, election or nomination for election was previously so approved or recommended;

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its affiliates representing 35% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Mark Peek

March 16, 2007

Page Three

Notwithstanding anything in the foregoing to the contrary, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of (i) any transaction which results in Mark Peek (the “Executive”), or a group of Persons which includes Executive, acquiring, directly or indirectly, 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities or (ii) EMC’s distribution of the Company’s shares to its shareholders in the form of a stock dividend.

Person, as used above, shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries and affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities and (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

Cause

The occurrence of any of the following, as reasonably determined by VMware in good faith, shall constitute “Cause,” provided that you have been given notice by VMware of the existence of Cause and, if the existence of Cause is curable, a reasonable opportunity to cure the existence of such Cause:

(i)	willful neglect, failure or refusal by the you to perform your employment duties (except resulting from your incapacity due to illness) as reasonably directed by VMware;

(ii)	willful misconduct by you in the performance of your employment duties;

(iii)	the Participant’s indictment for a felony (other than traffic related offense) or a misdemeanor involving moral turpitude; or

(iv)	your commission of an act involving personal dishonesty that results in financial, reputational, or other harm to VMware and its affiliates and subsidiaries, including, but not limited to, an act constituting misappropriation or embezzlement of property.